                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Novellus Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                             NOVELLUS SYSTEMS, INC.

                                                                  April 16, 1998

To the Shareholders of
  NOVELLUS SYSTEMS, INC.

     You are cordially invited to attend the Annual Meeting of Shareholders of Novellus Systems, Inc. (the "Company") on May 15, 1998 at 8:00 a.m., California time. The Annual Meeting will be held at the Company's principal executive offices, 3970 North First Street, San Jose, California 95134.

     A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our Annual Report to Shareholders.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying envelope. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

                                            RICHARD S. HILL
                                            Chairman of the Board and
                                            Chief Executive Officer

                             NOVELLUS SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 15, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Novellus Systems, Inc. (the "Company") will be held on May 15, 1998 at 8:00 a.m., California time, at the Company's principal executive offices, 3970 North First Street, San Jose, California 95134, for the following purposes:

     1. To elect seven directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

     2. Approve an amendment to the Company's Bylaws to change the range of the authorized number of directors from a minimum of four and maximum of seven to a minimum of six and a maximum of eleven.

     3. To ratify and approve an amendment to the Company's Amended and Restated 1992 Stock Option Plan to increase the number of shares reserved for issuance thereunder from 6,680,000 shares to 7,780,000 shares.

     4. To ratify and approve an amendment to the Company's Amended and Restated 1992 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 700,000 shares to 950,000 shares.

     5. To ratify and approve the Company's 1998 Senior Executive Bonus Plan.

     6. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1998.

     7. To transact such other business as may properly come before the meeting.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part hereof.

     Shareholders of record at the close of business on March 31, 1998 are entitled to vote at the Annual Meeting.

                                            FOR THE BOARD OF DIRECTORS

                                            ROBERT H. SMITH
                                            Secretary

San Jose, California
April 16, 1998

                             YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE
   AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED
                                    A PROXY.

                             NOVELLUS SYSTEMS, INC.

                                PROXY STATEMENT

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 15, 1998 at 8:00 a.m., California time (the "Annual Meeting"), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company's principal executive offices, 3970 North First Street, San Jose, California 95134.

     This Proxy Statement, the form of proxy, and the Company's 1997 Annual Report are first being mailed to shareholders on or about April 16, 1998.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (to the attention of Robert H. Smith, Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

RECORD DATE, SHARE OWNERSHIP AND QUORUM

     Shareholders of record at the close of business on March 31, 1998 are
entitled to vote at the Annual Meeting. At the record date, [          ] shares
of the Company's Common Stock, no par value (the "Common Stock") were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

VOTING AND SOLICITATION

     Each share outstanding on the record date is entitled to one vote. Under the cumulative voting provisions in the Company's Bylaws, each shareholder may cast for a single nominee for director, or distribute among up to six nominees, a number of votes equal to six multiplied by the number of shares held by such shareholder. However, cumulative voting will not be available unless, at the meeting, at least one shareholder has given notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

     The costs of soliciting proxies will be borne by the Company. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting and an officer of the Company will tabulate votes cast in person. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. In determining whether a proposal has been approved or a nominee has been elected as a director, abstentions are counted as votes against a proposal or nominee and broker non-votes are not counted as votes for or against a proposal or nominee. For Proposal No. 2 broker non-votes are counted as votes against the proposal because Proposal No. 2 must be approved by the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented at the Company's Annual Meeting of Shareholders to be held in 1999 must be received by the Company no later than December 17, 1998 to be included in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     As set by the Board of Directors (the "Board" or "Board of Directors") pursuant to the Bylaws of the Company, the authorized number of directors is currently set at seven. Seven directors will be elected at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the six nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                                                                                DIRECTOR
           NAME OF NOMINEE             AGE                 PRINCIPAL OCCUPATION                  SINCE
           ---------------             ---                 --------------------                 --------
Richard S. Hill......................  46    Chairman of the Board and Chief Executive Officer      1993
                                             of the Company

D. James Guzy........................  62    Chairman, Chief Executive Officer and President        1990
                                             of SRC Computer Corporation, a computer hardware
                                             development company

J. David Litster.....................  59    Vice President for Research and Dean for Graduate      1998
                                             Education at the Massachusetts Institute of
                                             Technology

Tom Long.............................  66    Director of Programs, Planar Advance, Inc., a          1995
                                             flat panel company engaged in the electronics
                                             industry

Glen Possley.........................  57    Partner at International Technology Ventures and       1991
                                             N-Able Group, a high-tech consulting firm

Robert H. Smith......................  61    Executive Vice President, Finance and                  1995
                                             Administration, Chief Financial Officer and
                                             Secretary of the Company

William R. Spivey....................  51    Group President, Network Products Group of Lucent        --
                                             Technologies

     The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. The Company's Bylaws provide that no person may be elected or run for reelection to the Board of Directors after having attained the age of 70 years. There is no family relationship between any director and any other director or executive officer of the Company.

     MR. HILL has been the Chief Executive Officer and member of the Board of Directors of the Company since December 1993. In May 1996 he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions such as President of the Tektronix Development Company, Vice President of the Test & Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Mr. Hill held engineering management positions at General Electric, Motorola and Hughes Aircraft Company. Since October 1997, Mr. Hill has been a member of the Board of Directors of Speedfam International, Inc.

     MR. GUZY joined the Board of Directors in January 1990. Since June 1997, Mr. Guzy has been the Chairman, Chief Executive Officer and President of SRC Computer Corporation. From 1969 to 1997 he was the President of the Arbor Company, a limited partnership engaged in the electronics and computer industries. Mr. Guzy is also a director of Intel Corporation, Cirrus Logic, Inc., Micro Component Technology, Inc., New York Venture Fund, Venture Income Plus Fund, Venture Muni Fund, Retirement Planning Funds and Alliance Capital Management Technology Fund.

     DR. LITSTER joined the Board of Directors in February 1998. Dr. Litster is Vice President for Research and Dean for Graduate Education at the Massachusetts Institute of Technology ("MIT"). He was the director of the MIT Center for Materials Science and Engineering from 1983 through 1988 and director of the Francis Bitter National Magnet Laboratory at MIT from 1988 through 1992. Dr. Litster is a fellow of the American Physical Society, the American Academy of Arts and Sciences and the American Association for the Advancement of Science. In 1993 Dr. Litster was awarded the Irving Langmuir Prize by the American Physical Society. Dr. Litster holds a bachelor's degree in engineering from McMaster University in Hamilton Ontario, Canada, and a Ph.D. in Physics from MIT.

     MR. LONG joined the Board of Directors in May 1995. Mr. Long currently is the Director of Programs for Planar Advance, Inc. In this position he is responsible for the management of product development. From August 1991 to October 1994 Mr. Long retired from business to pursue personal goals. Prior to August 1991 Mr. Long served as the Vice President and Chief Technical Officer of Tektronix, Inc. for seven years.

     DR. POSSLEY joined the Board of Directors in July 1991. His is currently a partner at International Technology Ventures and N-Able Group. From June 1994 to December 1997 Dr. Possley was President of SubMicron Technology, Inc., a semiconductor company. From April 1992 to May 1994 he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk Technology, a manufacturer of solid state memory systems. From January 1986 to December 1990, Dr. Possley was Senior Vice President of Manufacturing for Philips, a semiconductor company. Prior to joining Philips, he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, and held engineering positions with Texas Instruments, Inc., Fairchild Camera and Instrument Corporation and the semiconductor division of General Electric Company.

     MR. SMITH joined the Board of Directors in May 1995. In October 1996 Mr. Smith became the Executive Vice President, Finance and Administration and Chief Financial Officer and Secretary of the Company. Mr. Smith had been an industry consultant since 1990. From June of 1994 through September 1994 Mr. Smith was the Chairman of the Board of Directors of Micro Component Technology, Inc., a semiconductor test equipment manufacturer. From 1988 through 1990, Mr. Smith was the President of Maxwell Graphics, Inc., a printing company. From 1982 through 1988, Mr. Smith held Chief Financial Officer positions with Maxwell Communications of North America Corporation and R.R. Donnelley and Sons, printing companies. Mr. Smith also serves on the Board of Directors of Cirrus Logic, Inc.

     MR. SPIVEY has been nominated to fill the vacancy created by the retirement of Mr. Joseph Van Poppelen who is retiring from the Board of Directors following the Annual Meeting. He is currently the Group President, Network Products Group of Lucent Technologies. From 1994 to 1997 he was the Vice President, Systems & Components Group of AT&T Corporation. For the four years prior to that he was the President of Tektronix Development Company and Vice President of Business Alliances of Tektronix, Inc. Mr. Spivey is a member of the Board of Directors of the Computer and Business Equipment Manufacturers Association.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held nine meetings during 1997. During the last year, no incumbent director attended fewer than 75% of the meetings of the Board of Directors and its committees on which he served that were held during the period in which he was a director. The Board of Directors has an Audit Committee, Compensation Committee, Stock Option Committee and Technology Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for shareholders to recommend nominations, the Board will consider shareholder recommendations. Such recommendations should be addressed to Robert
H. Smith, the Company's Secretary, at the Company's principal executive offices.

     During 1997, Messrs. Guzy and Joseph Van Poppelen (who is retiring from the Board of Directors at this Annual Meeting) served on the Audit Committee. The Audit Committee held four meetings during 1997. The Audit Committee recommends the engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     During 1997, Messrs. Guzy, Possley and Van Poppelen served on the Compensation Committee. The Compensation Committee held two meetings during 1997. The Compensation Committee's principal functions are to review and approve the Company's executive compensation policy.

     During 1997, Messrs. Guzy, Possley, and Van Poppelen served on the Stock Option Committee. The Stock Option Committee held two meetings during 1997. The Stock Option Committee administers the issuance of stock and the grant of options to purchase stock of the Company pursuant to the Company's stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants.

     During 1997, Mr. Long and Dr. Possley served on the Technology Committee. The Technology Committee held one meeting during the 1997. The Technology Committee reviews, guides and approves the Company's technology plans.

     Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at meetings of the Board. In addition, during 1997, Messrs. Guzy, Van Poppelen and Long and Dr. Possley received a fee of $5,000 each per quarter, $1,000 for each Board meeting attended and $500 for each Committee meeting attended which was not held on the same day as a Board meeting.

                                 PROPOSAL NO. 2

                APPROVAL OF AN AMENDMENT TO THE COMPANY'S BYLAWS

     It is proposed that Article II Section 2.2 of the Company's Bylaws be amended to provide that the Company's Board of Directors would consist of a range of between six and eleven members. Prior to this amendment, Section 2.2 of the Company's Bylaws provided that the Board of Directors consisted of between four and seven members.

     The proposed amendment to Article II Section 2.2 of the Company's Bylaws reads as follows:

     "The number of directors of the corporation shall not be less than six (6) nor more than eleven (11) until changed by amendment of the Articles of Incorporation or by a Bylaw amending this Section 2.2 duly adopted by the vote or written consent of holders of a majority of the outstanding shares. The exact number of directors may be fixed from time to time, within the limits specified in the Articles of Incorporation or in this Section 2.2, by (i) a bylaw or amendment thereof duly adopted by (a) the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or (b) the written consent of the holders of a majority of the outstanding shares entitled to vote, or (c) the Board of Directors, or (ii) resolution of the Board of Directors.

     Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at seven (7)."

     The proposed amendment to Article II Section 2.2 of the Company's Bylaws is therefore being submitted to the shareholders for their consideration and approval. The exact number of directors within the range can be set by the shareholders or by the Board acting alone. Under California law a corporation's bylaws may provide for a range of the number of directors with the maximum number being no more than one less than twice the minimum number in the range. For this reason the proposed range is a maximum of eleven and a minimum of six.

     This amendment would give the Board the flexibility to add as many as four new members. The Company believes this flexibility will permit increased diversity, depth of experience and expertise in the Board membership.

     The Board and management of the Company have no purposes other than those described in creating the opportunity for additional directors. The Board and management have no current knowledge of and do not anticipate at this time any attempt to acquire control of the Company, nor do they believe that the proposed increase in the size of the Board would have a material effect in discouraging or preventing any such effort.

     A vote of a majority of the outstanding shares of the Company entitled to vote as of the record date is required for adoption of Proposal No. 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND
                ARTICLE II SECTION 2.2 OF THE COMPANY'S BYLAWS.

                                 PROPOSAL NO. 3

                  RATIFICATION AND APPROVAL OF AN AMENDMENT TO
                      THE COMPANY'S 1992 STOCK OPTION PLAN

     The Company's shareholders are being asked to act upon a proposal to approve the action of the Board of Directors amending the Company's Amended and Restated 1992 Stock Option Plan (the "Option Plan"). Ratification and approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

     The Board of Directors amended the Option Plan in March 1998, subject to shareholder approval, to increase the number of shares reserved for issuance under the Option Plan from 6,680,000 shares to 7,780,000 shares.

     The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Option Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of shareholder approval of this increase in the available shares, no additional shares will be available for future option grants under the Option Plan, except to the extent that shares become available upon termination or cancellation of outstanding options.

     AMENDED PLAN BENEFITS. As of the date of this Proxy Statement, no non-employee directors ("Outside Directors") and no associates of any director, executive officer or nominee for director has been granted any options subject to shareholder approval of the proposed amendment. The benefits to be received pursuant to the Option Plan amendment by the Company's directors, executive officers and employees are not determinable at this time.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF
                              THE AMENDMENT TO THE
             COMPANY'S 1992 AMENDED AND RESTATED STOCK OPTION PLAN.

GENERAL DESCRIPTION OF THE OPTION PLAN

     The following summary of the Option Plan, including the proposed amendment, is subject in its entirety to the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

     The Option Plan was adopted by the Board of Directors in April 1992 and approved by the shareholders in May 1992. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentives to the Company's employees, officers, directors and consultants. In November 1993, the Board of Directors approved, and in May 1994 the shareholders ratified, an amendment to the Option Plan to increase the number of shares available for grant thereunder from 550,000 shares to 1,300,000 shares. In January 1995, the Board of Directors approved, and in May 1995 the shareholders ratified, an amendment to the Option Plan to increase the number of shares available for grant thereunder from 1,300,000 shares to 2,000,000 shares. In March 1996, the Board of Directors approved, and in May 1996 the shareholders ratified, an amendment to the Option Plan to increase the number of shares available for grant thereunder from 2,000,000 shares to 2,680,000 shares. The Board of Directors and shareholders also adopted an amendment allowing for Restricted Shares and Bonuses. In April 1997, the Board of Directors approved, and in May 1997 the shareholders ratified, an amendment to the Option Plan to increase the number of shares available for grant thereunder from 2,680,000 to 3,340,000. In September 1997, the Company declared a two-for-one split (the "Stock Split") of its Common Stock, thus increasing the number of shares reserved for issuance under the Option Plan to 6,680,000 shares. In March 1998, the Board of Directors approved an amendment to the Option Plan to increase the number of shares available for grant thereunder from 6,680,000 to 7,780,000. As of March 31,
1998, options to purchase [          ] shares had been granted under the Option
Plan of which options to purchase [          ] shares were outstanding.

     The Option Plan provides for the grant to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and for the grant to employees, non-employee directors ("Outside Directors") and consultants of nonstatutory stock options. As of March 31, 1998, the number of executive officers, employees, consultants and directors of the Company and its subsidiaries that were eligible to receive grants under the Option Plan was approximately 1,750 persons. The Company cannot grant an incentive stock option if as a result of the grant the optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000.

     The Option Plan currently is administered by the Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which, subject to the terms of the Option Plan, determines the terms of the options granted under the Option Plan, including the exercise price, the number of shares subject to the option and exercisability. During any taxable year, an employee may be granted options to purchase up to 200,000 shares and newly hired employees may be granted options to purchase up to 400,000 shares. Generally, options granted under the Option Plan in connection with the commencement of employment with the Company or options granted after such initial grants become exercisable at the rate of 25% of the shares subject to the option one year after grant and thereafter, 25% of the shares subject to the option each subsequent year. No option may be transferred by the optionee other than by will or the laws of descent or distribution.

     The exercise price of all stock options granted under the Option Plan must equal at least the fair market value of the Common Stock of the Company on the date of grant. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market System as of such date. On March 31,
1998, the fair market value of the Company's Common Stock was $[          ]. The
exercise price of any incentive stock option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. The Option Plan may provide that payment of the exercise price may be made in cash, promissory notes, other shares of the Company's Common Stock (subject to certain conditions) or such other consideration determined by the Board of Directors.

     In March of 1996, the Board approved an amendment to the Option Plan which provides that the Stock Option Committee may not, without prior approval of the shareholders of the Company, authorize the amendment of any outstanding option to reduce the option price or authorize the amendment of any outstanding stock appreciation right ("SAR") to reduce the base price. In addition, the Company may not, without the approval of the shareholders, cancel an option or SAR and replace it with an award having a lower price or base price unless the vesting period is restarted to the period designated for new options or SARs.

     The Option Plan provides for automatic and non-discretionary grants of options to Outside Directors. Pursuant to the Option Plan, on the day immediately following the date of each annual meeting of shareholders of the Company, each Outside Director will be automatically granted an option to purchase 6,000 shares (the "Director Options"). Shares subject to the Director Options are immediately exercisable.

     The Option Plan provides that, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to all shares of stock subject to such option, including shares as to which the option would not otherwise be exercisable.

     The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1932, as amended (the "Exchange Act") or Section 422 of the Code (or any other applicable law or regulation), or to the extent necessary to avoid non-deductibility of compensation income recognized upon exercise of an Option under Section 162(m) of the Code, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

     Restricted Shares. A grant of Restricted Shares consists of the sale of a specified number of shares of Common Stock which are contingently awarded in amounts determined by the Stock Option Committee to those employees, directors, and consultants selected by the Stock Option Committee. Outside Directors are not eligible for a grant of Restricted Shares. Restricted Shares are subject to certain restrictions on transfer, forfeiture, repurchase, and vesting as the Stock Option Committee may determine pursuant to the terms of a Restricted Stock Purchase Agreement. An individual who has been awarded Restricted Shares has the right to vote and receive dividends on Restricted Shares, but can not sell, assign, transfer, pledge or otherwise encumber Restricted Shares except in accordance with the Restricted Stock Purchase Agreement. The purchase price of Restricted Shares is at least the fair market value of the Common Stock of the Company on the date of grant of the Restricted Shares. Payment for Restricted Shares is made in any combination of cash or Common Stock as determined by the Stock Option Committee.

     Stock Bonuses. A grant of a Stock Bonus consists of a specified number of shares of Common Stock which are awarded in amounts determined by the Stock Option Committee to those employees, directors, and consultants selected by the Stock Option Committee. Outside Directors are not eligible for awards of Stock Bonuses. Shares awarded as Stock Bonuses are subject to restrictions on transfer, forfeiture, repurchase, and vesting as the Stock Option Committee may determine pursuant to the terms of a Restricted Stock Bonus Agreement. The individual receiving a Stock Bonus does not pay for the shares received as a Stock Bonus, although the fair market value of the shares received is deemed compensation to the individual upon the lapsing of any restrictions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes only the federal income tax consequences of stock options granted under the Option Plan. State and local tax consequences may differ.

     Stock Options. The grant of a nonqualified stock option under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more or not more than one year, respectively, following exercise. The Company does not receive a tax deduction for any such gain. The maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed is 28%. For shares held more than eighteen months, maximum rate at which long-term capital gains are taxed falls to 20%.

     The grant of an incentive stock option ("ISO") under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised and shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on the holding period. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed Section 162(m) of the Code, including the establishment of a maximum number of shares which may be granted to any one employee during a specified time period. The Company has established the maximum number of shares with respect to which options can be granted. Those limits are 200,000 shares per fiscal year, with a 400,000 share limitation for grants to new hires.

     Payment of Withholding Taxes. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Option Plan.

     The following summarizes only the federal income tax consequences to participants and the Company of the acquisition and disposition of Restricted Shares and Stock Bonuses under the Plan. State and local tax consequences may differ.

     Restricted Shares. A participant who receives Restricted Shares will generally recognize ordinary income at the time the restrictions on transferability and the Company's repurchase rights lapse. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized less the amount the participant paid for the Restricted Shares, determined without regard to any restrictions other than restrictions which by their terms will never lapse. This amount is deductible for federal income tax purposes by the Company. Dividends paid with respect to the Restricted Shares will be ordinary compensation income to the participant (and generally deductible by the Company).

     In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the Restricted Shares at the time of grant less the amount the participant paid for the Restricted Shares, determined without regard to any restrictions other than restrictions which by their terms will never lapse, and the Company will be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the Restricted Shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

     Stock Bonuses. With respect to Stock Bonuses under the Option Plan described above, generally, when a participant receives a Stock Bonus, the fair market value of the Common Stock on the date the restrictions, if any, are removed will be ordinary income to such participant and will be allowed as a deduction for federal income purposes to the Company. A participant may make a Section 83(b) election, under the Code, with respect to Stock Bonuses with the same tax consequences as described for Restricted Shares.

                                 PROPOSAL NO. 4

                  RATIFICATION AND APPROVAL OF AN AMENDMENT TO
                THE COMPANY'S 1992 EMPLOYEE STOCK PURCHASE PLAN

     The Company's shareholders are being asked to act upon a proposal to approve the action of the Board of Directors amending the Company's 1992 Amended and Restated Employee Stock Purchase Plan (the "Purchase Plan"). Ratification and approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

     Subject to shareholder approval, the Board of Directors of the Company amended the Purchase Plan in March 1998, to increase the number of shares reserved for issuance under the Purchase Plan from 700,000 shares to 950,000 shares.

     The Board of Directors believes that the attraction and retention of high quality personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. In the absence of an increase in the available shares, no additional shares will be available for purchase under the Purchase Plan, except to the extent that shares are not purchased during the current offering period due to the withdrawal of a plan participant.

     Amended Plan Benefits. As of the date of this Proxy Statement no executive officer or employee of the Company has been granted any rights to purchase stock pursuant to the Purchase Plan subject to shareholder approval of the proposed amendment. The benefits to be received pursuant to the Purchase Plan amendment by the Company's executive officers and employees are not determinable at this time.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF
                                 THE AMENDMENT
    TO THE COMPANY'S 1992 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

GENERAL DESCRIPTION OF THE PURCHASE PLAN

     The following summary of the Purchase Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request.

     In May 1992 the Board of Directors adopted, and the shareholders approved, the Purchase Plan. The purpose of the Purchase Plan is to provide employees of the Company who participate in the Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. In January 1995 the Board of Directors adopted, and in May 1995 the shareholders ratified, an amendment to the Purchase Plan to increase the number of shares available for issuance under the Purchase Plan from 150,000 to 250,000 shares. In March 1996, the Board of Directors approved, and in May 1996 the shareholders ratified, an amendment to the Purchase Plan to increase the number of shares available for issuance thereunder from 250,000 shares to 290,000 shares. In April 1997, the Board of Directors approved, and in May 1997 the shareholders ratified, an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 290,000 shares to 350,000 shares. In September 1997, the Company declared a Stock Split, thus increasing the number of shares reserved for issuance under the Purchase Plan to 700,000 shares. In March 1998, subject to shareholder approval, the Board of Directors approved an amendment to the Purchase Plan increasing the number of shares available for issuance thereunder from 700,000 shares to 950,000 shares. As of March 31, 1998, 670,843 shares of Common Stock had been sold pursuant to the Purchase Plan at a weighted average price of $15.49 per share, with 29,157 shares available for future issuance under the Purchase Plan.

     Any person who is employed by the Company (or any of its majority-owned subsidiaries for whom the appropriate regulatory filings have been made) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering.

     The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation of the Purchase Plan are determined by the Board of Directors or its committee, whose decisions are final and binding upon all participants.

     The Purchase Plan is implemented by one offering during each six-month period of the Purchase Plan. The Board of Directors may alter the duration of the offering periods without shareholder approval.

     The price per share at which shares are sold under the Purchase Plan is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the six-month offering period and (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market System as of such date.

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed the lesser of (i) 15% of a participant's eligible compensation, which is defined in the Purchase Plan to include the regular straight time gross salary in effect at the beginning of the offering period, exclusive of any payments for overtime, shift premium, bonuses, commissions, incentive compensation, incentive payments, or other compensation or (ii) $5,000 for each offering period. A participant may discontinue his or her participation in the Purchase Plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period. Payroll deductions shall commence on the first payday following the offering date, and shall continue at the same rate until the end of the offering period unless terminated sooner as provided in the Purchase Plan.

     The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the amount of the participant's total payroll deductions to be accumulated during the offering period (not to exceed an amount equal to 15% of the participant's actual eligible compensation during the offering period) by the lower of 85% of the fair market value of the Common Stock at the beginning or end of the offering period. Unless a participant withdraws from the Purchase Plan, such participant's option for the purchase of shares will be exercised automatically at the end of the offering period for the maximum number of shares at the applicable price.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), and (ii) no employee shall be permitted to subscribe for shares which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering. The failure to remain in the continuous employ of the Company for at least 20 hours per week during an offering period will be deemed to be a withdrawal from that offering.

     In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made by the Board of Directors to the shares subject to purchase under the Purchase Plan and in the purchase price per share.

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, permit payroll deductions in excess of 15% of the participant's compensation, materially modify the eligibility requirements or materially increase the benefits which may accrue under the Purchase Plan.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summarizes only the federal income tax consequences of participation under the Purchase Plan. State and local tax consequences may differ.

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant's holding period. If the shares have been held by the participant for more than two years after the date of option grant, the lesser of (i) 15% of the fair market value of the shares on the date the option was granted or (ii) the difference between the fair market value of the shares on the date of the disposition of the shares and the purchase price will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant or within one tax year of the date of purchase.

                                 PROPOSAL NO. 5

                   RATIFICATION AND APPROVAL OF THE COMPANY'S
                        1998 SENIOR EXECUTIVE BONUS PLAN

     The Compensation Committee of the Board of Directors has approved, and the Board of Directors has ratified, the adoption of a new 1998 Senior Executive Bonus Plan (the "Plan"). Adoption of the Plan is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The Plan provides the Company's key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

BACKGROUND AND REASONS FOR ADOPTION

     The Company currently has a performance-based bonus plan similar to the Plan, pursuant to which the Company rewards management for achieving certain performance objectives. However, under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as "performance-based compensation," as defined in
Section 162(m). The Plan is designed to qualify payments thereunder as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executives. The Company will continue to operate its current bonus plan, as well, for the compensation of executives for whom Section 162(m) is not an issue.

DESCRIPTION OF THE PLAN

     The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit A.

PURPOSE OF THE PLAN

     The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company's objectives.

ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Compensation Committee in accordance with the express provisions of the Plan and the requirements of Section 162(m).

ELIGIBILITY TO RECEIVE AWARDS

     All officers of the Company and its affiliates are eligible to participate in the Plan. Participation in the Plan by any particular officer is determined annually in the discretion of the Compensation Committee. In selecting participants for the Plan, the Compensation Committee will choose officers of the Company and its affiliates who are likely to have a significant impact on Company performance. For 1998, the participants in the Plan are Messrs. Hill, Smith, Benzing, Chenault and van den Hoek and Drs. Hanley and Harrus. Participation in future years will be in the discretion of the Compensation Committee, but it currently is expected that five to ten officers will participate each year.

TARGET AWARDS AND PERFORMANCE GOALS

     For each year, the Compensation Committee will establish in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant's target award depending upon how actual performance compares to the pre-established performance goals.

     Each participant's target award will be expressed as a percentage of his or her base salary. Base salary under the Plan means the participant's annual salary rate on the last day of the year.

     There are ten performance measures which the Compensation Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives, (4) earnings per share, (5) individual management by objectives, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, and (10) return on sales. Each of these measures is defined in the Plan. The Compensation Committee may set performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant's responsibilities.

     For 1998, the Compensation Committee has established for the seven Plan participants a combined performance goal with respect to: (1) return on sales (i.e. 1998 profit after-tax as a percentage of revenue), (2) revenue growth from 1997 to 1998 and (3) individual management by objectives. The Compensation Committee has also established a formula, with such measurements as variables, which will determine actual awards.

DETERMINATION OF ACTUAL AWARDS

     After the end of each year, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant's actual award under the Plan may exceed $3 million for any year.

     The Plan contains a continuous employment requirement. If a participant terminates employment with the Company prior to the award payment date, he or she generally will not be entitled to the payment of an award for the year. However, if the participant's termination is due to disability or death, the Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

     Awards under the Plan generally will be payable in cash after the end of the year during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company's 1992 Stock Option Plan. Any restricted stock so granted would vest over a period not longer than four years.

PRO-FORMA BENEFITS FOR THE PLAN

     Given that payments under the Plan are determined by comparing actual performance to the annual performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Plan. The following table sets forth the target awards that would be payable to the Named Executive Officers and to all current executive officers as a group, if the performance goals established by the Compensation Committee for 1998 are exactly 100% achieved. There can be no assurance that the pre-established performance goals actually will be achieved in whole or in part, and therefore there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be greater or lesser than the amounts shown below depending upon the Company's financial performance compared to the stated goals.

                                                                1998 TARGET
                NAME AND PRINCIPAL POSITION                       AWARDS
                ---------------------------                     -----------
Richard S. Hill -- Chairman of the Board and Chief Executive
  Officer of the Company....................................    $  574,328
Peter Hanley -- Executive Vice President, Worldwide
  Operations................................................       265,000
Robert H. Smith -- Executive Vice President, Finance and
  Administration, Chief Financial Officer and Secretary of
  the Company...............................................       262,500
Jeffrey Benzing -- Vice President, Engineering and Product
  Development...............................................       200,000
John Chenault -- Executive Vice President, Metals Business
  Group.....................................................       200,000
All current executive officers, as a group..................     1,937,328
All directors who are not executive officers, as a group....           N/A
All employees, including all current officers who are not
  executive officers, as a group............................           N/A

     The award (if any) paid under the Plan generally will be the only annual cash incentive bonus the participant will receive. Officers who are not participants in the Plan will be eligible for an incentive bonus under the Company's regular performance-based bonus plan. See "Compensation Committee and Compensation Committee Report on Executive Compensation."

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m) of the Code, certain material amendments to the Plan will be subject to shareholder approval.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE COMPANY'S 1998 SENIOR EXECUTIVE BONUS PLAN.

                                 PROPOSAL NO. 6

        RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 1998 and recommends that the shareholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Ernst & Young LLP (or one of its predecessor firms, Arthur Young & Company) has audited the Company's financial statements since the year ended December 31, 1986.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG
              LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

     In addition to Messrs. Hill and Smith the other executive officers of the Company as of March 31, 1998, were as follows:

                    NAME                   AGE                         POSITION
                    ----                   ---                         --------
    Jeffrey Benzing......................  41    Vice President, Engineering and Product Development

    John Chenault........................  49    Executive Vice President, Metals Business Group

    Linus Cordes.........................  60    Vice President, Human Resources

    J. Michael Dodson....................  37    Vice President, Corporate Controller

    Peter Hanley.........................  58    Executive Vice President, Worldwide Operations

    Alain Harrus.........................  42    Vice President and Chief Technical Officer

    Wilbert van den Hoek.................  41    Group Vice President, Dielectrics Business Group

    Robert Wagner........................  41    Vice President, Customer Satisfaction

     MR. BENZING joined the Company in July 1988 as Director of Special Projects and has been the Company's Vice President in charge of product development since July 1992. From 1984 to 1988 he was co-founder and Vice President of Engineering of Benzing Technologies. From 1979 to 1984 he held various positions at Hewlett Packard Company.

     MR. CHENAULT joined the Company in September 1991 as Vice President, Operations. From April 1993 through April 1996 he served as Vice President, Customer Satisfaction, was the Executive Vice President, Operations from May 1996 to June 1997, and is currently its Executive Vice President, Metals Business Group. From October 1988 to July 1991 he was the Vice President and General Manager of Veeco Instruments, an electronics company. From 1986 to October 1988 Mr. Chenault was Vice President and General Manager for Carroll Touch, an electronics company. Mr. Chenault has also held various positions with Texas Instruments, Inc. and Recognition Equipment, Inc.

     DR. CORDES joined the Company in November 1995 as Vice President, Human Resources. From 1992 to 1995 he served as assistant director of the Microsystems Technology Laboratories of the Massachusetts Institute of Technology. Prior to that he was a member of the Corporate Engineering Staff of Raytheon Company, an electronics company, and also served as the General Manager of Raytheon Company's Advanced Device Center and Microelectronics Center. Dr. Cordes has also held various research and management positions with General Electric Company.

     MR. DODSON joined the Company in May 1996 as Corporate Controller and was appointed Vice President in December 1997. From 1984 to April 1996, he held various positions with the public accounting firm of Ernst & Young LLP in San Jose, California. Mr. Dodson is a certified public accountant within the state of California.

     DR. HANLEY joined the Company as Executive Vice President, Sales and Marketing in June 1992, and currently serves as its Executive Vice President, Worldwide Operations. From 1985 to June 1992, Dr. Hanley held various positions at Applied Materials, Inc., most recently Group Vice President responsible for sales, service and process for all North American accounts. Previously, Dr. Hanley was President of Tegal, a division of Motorola, Inc., an electronics company, and held positions at Varian, Inc.

     DR. HARRUS joined the Company in April 1994 as Director of Strategic Marketing and is currently its Vice President and Chief Technical Officer. From March 1993 to April 1994 he was Director of CVD Technology at Lam Research Corporation. From 1989 to 1993 he was Director of Dielectric Technology at the Company. Prior to joining the Company, Dr. Harrus spent five years at AT&T Bell Laboratories, where he was responsible for the development of materials and processes for CMOS applications, with an emphasis on CVD.

     DRS. VAN DEN HOEK joined the Company in May 1990 as Director of Technology of Nippon Novellus Systems and is currently the Group Vice President, Dielectrics Business Group. From 1980 to May 1990 he held a variety of positions at the Philips Research Laboratories in Eindhoven, the Netherlands and Sunnyvale, California. The last position Drs. van den Hoek held at Philips was group manager of the Si Technology Research group.

     MR. WAGNER joined the Company in October 1987 as Account Executive, was promoted to Director of Global Accounts in November 1991 and is currently the Vice President, Customer Satisfaction. From 1982 to 1987 he held several positions including Product Marketing Manager at Applied Materials. Previously, Mr. Wagner held various positions at General Electric, Nuclear Business Group in San Jose, California.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation of (i) each person that served as the Company's Chief Executive Officer during the last fiscal year of the Company, (ii) the four other most highly compensated executive officers of the Company, and (iii) each former executive officer of the Company who would have been one of the Company's four most highly compensated executive officers had such executive officer been serving as such at the end of the Company's last fiscal year (collectively, the "named executive officers").

                                                                       LONG-TERM
                                          ANNUAL COMPENSATION         COMPENSATION
                                     ------------------------------   ------------
                                                                         AWARDS       ALL OTHER
                                                                      OPTIONS/SARS   COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)(1)    (#)(2)(3)        ($)(4)
    ---------------------------      ----   ---------   -----------   ------------   ------------
Richard S. Hill....................  1997   $358,641     $727,481(6)    100,000        $ 12,523(5)(6)
Chairman of the Board and            1996    344,744      347,287       200,000           5,548
Chief Executive Officer              1995    328,327      443,021        70,000           5,000(5)(6)

Robert H. Smith....................  1997    241,345      308,857        55,000         295,735(5)(8)
Executive Vice President, Finance    1996     38,943      112,500       172,000          23,600(9)
and Administration, Chief Financial  1995         --           --         8,000          10,900(9)
Officer and Secretary(7)

Peter Hanley.......................  1997    248,076      266,633(10)    80,000           4,615(5)
Executive Vice President,            1996    234,231      191,689(11)    50,000           1,952
Worldwide Operations                 1995    228,461      302,790(11)    40,000              --

John Chenault......................  1997    189,808      241,249        38,000           2,899(5)
Executive Vice President,            1996    176,326      152,954        70,000           1,667(5)
Metals Business Group                1995    163,846      198,421        17,000             850(5)

Jeffrey Benzing....................  1997    180,885      238,731(12)    45,000           3,636(6)
Vice President, Engineering          1996    171,769      149,959        20,000           4,386(5)(6)
and Product Development              1995    152,308      251,301(12)    27,000           3,000(6)


---------------

 (1) Includes amounts earned in 1997 and paid in 1998.

 (2) Amounts represent stock option grants. See Option/SAR Grants in Last Fiscal Year Table.

 (3) Number of Awards Options/SARs adjusted to reflect the two-for-one stock split of the Company's Common Stock declared by the Board of Directors in September 1997.

 (4) Amounts include life insurance premiums paid by the Company on behalf of the named executive officers.

 (5) Includes tax preparation fees paid for by the Company.

 (6) Includes financial advice fees paid for by the Company.

 (7) Mr. Smith joined the Company as Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary in October 1996.

 (8) Includes $288,060 in relocation expenditures for which the Company reimbursed Mr. Smith.

 (9) Includes Board of Director's fees.

(10) Includes commission based compensation in the amount of $36,248 in 1997. Commission based compensation of $23,315 is not reflected in these amounts but may be paid in 1998 if product revenue is recognized.

(11) Includes commission based compensation in the amount of $102,419 and $164,158 in 1996 and 1995, respectively.

(12) Includes commission based compensation in the amount of $8,254 and $55,670 in 1996 and 1995, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the named executive officers in 1997:

                                          INDIVIDUAL GRANTS(1)
                          -----------------------------------------------------     POTENTIAL REALIZABLE
                           NUMBER OF      % OF TOTAL                                  VALUE AT ASSUMED
                           SECURITIES    OPTIONS/SARS                                 ANNUAL RATES OF
                           UNDERLYING     GRANTED TO                              STOCK PRICE APPRECIATION
                           NUMBER OF      EMPLOYEES      EXERCISE                    FOR OPTION TERM(2)
                          OPTIONS/SARS    IN FISCAL     PRICE PER    EXPIRATION   ------------------------
          NAME            GRANTED (#)        YEAR       SHARE(#/$)      DATE        5%($)         10%($)
          ----            ------------   ------------   ----------   ----------   ----------    ----------
Richard S. Hill.........    100,000          6.8%         $27.75      01/02/07    $1,745,183    $4,422,635

Robert H. Smith.........     20,000          1.4%          41.00      05/23/07       515,694     1,306,869
                             35,000          2.4%          33.25      12/19/07       731,876     1,854,718

Peter Hanley............     50,000          3.5%          41.00      05/23/07     1,289,234     3,267,172
                             30,000          2.0%          33.25      12/19/07       627,332     1,589,758

John Chenault...........     20,000          1.4%          41.00      05/23/07       515,694     1,306,869
                             18,000          1.2%          33.25      12/19/07       376,393       953,855

Jeffrey Benzing.........     45,000          3.0%          33.25      12/19/07       940,984     2,384,637

---------------

(1) As adjusted to reflect two-for-one stock split of the Company's Common Stock declared by the Board of Directors in September 1997.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to stock options exercised by the named executive officers during 1997, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 1997, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 1997, as adjusted to reflect the two-for-one stock split of the Company's Common Stock declared by the Board of Directors in September 1997.

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS/SARS       IN-THE-MONEY OPTIONS/SARS
                                                                AT FISCAL YEAR END(#)          AT FISCAL YEAR END(#)(1)
                           SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
         NAME              ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----              ---------------    -----------    -----------    -------------    -----------    -------------
Richard S. Hill........        160,000        $6,229,450       164,740         390,000       $2,454,456      $1,607,070
Robert H. Smith........         20,000           187,900        40,000         175,000          465,000       1,395,000
Peter Hanley...........        100,000         3,765,596       101,500         200,500        1,542,942         734,154
John Chenault..........         23,000           897,694        59,250         114,000          656,139         496,101
Jeffrey Benzing........         48,000         2,022,581        27,500         113,752          376,100         503,681

---------------

(1) Calculated on the basis of the last reported sales price per share for the Company's Common Stock on the Nasdaq National Market System of $32.313 on December 31, 1997.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

  COMPENSATION PHILOSOPHY

     The Company applies a consistent philosophy to compensation for all employees, including senior management. The premise of this philosophy is to pay for performance. The Company sets aggressive goals and objectives at the beginning of each year and makes a significant percentage of executive compensation dependent on performance against these goals and objectives. By linking a significant percentage of pay to performance, the Company seeks to ensure that the interests of its employees, including the named executive officers, are closely aligned with those of its shareholders.

     The Company strives to be in a leadership position within the semiconductor industry for overall compensation. Competition for qualified personnel within the semiconductor industry is intense and a leadership position in compensation is necessary to attract, hire and retain persons of the highest caliber.

  COMPENSATION VEHICLES

     Compensation at the Company has three principal components: Salary, Bonus and Stock Options.

     1.    Salary

        The salary program is structured to position the Company in up to the seventy-fifth percentile within the semiconductor industry. To ensure this position, the Company consults surveys that track other leading companies in the semiconductor and semiconductor equipment industries, many of whom are included in the Hambrecht & Quist Technology Index used to compare five year stock price history.

     2.    Bonus

        Bonuses are designed to be a significant part of compensation. Bonuses are based on achievement of corporate goals and individual objectives. Corporate goals are expressed in a financial plan containing growth and profitability targets; individual objectives depend on the role of each employee, and include such matters as sales within a particular market or to specific customers, inventory turns and technological achievements. Upon the achievement of profitability goals, the Board of Directors will approve the allocation of a certain percentage of pre-tax income to a bonus pool. This pool is distributed to the named executive officers and all other employees based on their individual performance.

        In addition to cash bonuses, the Company intends to utilize grants of Restricted Shares and awards of Stock Bonuses to provide additional incentives for the named executive officers and other employees, and to provide additional incentives to such persons in a manner that is consistent with the Company's long-term goals and objectives through equity ownership.

     3.    Stock Options

        The Company grants stock options to the majority of employees upon hiring to allow everyone to achieve an ownership position in the Company and thus provide employees the opportunity to share in the Company's achievements. Yearly, additional stock options are granted to those named executive officers and other employees who have done an exemplary job of meeting their objectives or have had other accomplishments of note.

PERFORMANCE MEASURES AND CEO COMPENSATION

     In December 1996, the Compensation Committee established a 15% after-tax profit margin and a three-year rolling average revenue growth of 15% as the goals for the Company in 1997. Several one-time write-offs and the surrounding circumstances were considered by the Compensation Committee for the purpose of calculating the 1997 bonus awards. Based on the Compensation Committee's review and conclusions, the one-time expenses associated with the acquisition of the Thin Film Systems business from Varian Associates, the effect of the Applied Materials, Inc. litigation settlement, and the write-off of certain receivables owed to the Company were excluded from the calculation for bonus awards. In addition, the results of the Thin Films System business were not taken into account for 1997. In determining whether the goals had been met the Compensation Committee took into account only the results posted by the Company's Chemical Vapor Deposition ("CVD") business. Based upon the Compensation Committee's guidelines the Company's CVD businesses profit margin exceeded the goal set by the Compensation Committee at the beginning of the year by approximately one percentage point. In addition, the Company's CVD business' three-year rolling average revenue growth exceeded the goal set by the Compensation Committee at the beginning of the year by approximately nine percentage points.

     In December 1996, the bonus plan for Richard Hill, the Company's Chairman and Chief Executive Officer, was established to reflect the current market trends in Chief Executive Officer compensation for the Company's industry group. Mr. Hill received an annual bonus equal to approximately 200% of his base salary.

     The other named executives received bonuses based on the Company's performance and on their performance against the specific goals and objectives established for them at levels ranging from 50% to 133% of their base salaries.

COMPENSATION POLICY REGARDING DEDUCTIBILITY

     It is the Company's policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code.
Section 162(m) of the Code provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year (certain performance-based compensation is not counted towards this limit). In the past, all qualifying executive compensation, other than immaterial amounts paid in 1997, has been eligible for deductibility under Section 162(m) of the Code.

     In the future, in order to insure that executive compensation to be paid under the Senior Executive Bonus Plan is deductible for the purposes of Section 162(m), the Company has asked the shareholders to approve the Senior Executive Bonus Plan. If the Senior Executive Bonus Plan is approved by the shareholders, the Company does not expect cash compensation paid to officers subject to
Section 162(m) to exceed the limitations of Section 162(m) for fiscal 1998, and therefore expects all such cash compensation to be deductible.

            STOCK OPTION COMMITTEE                         COMPENSATION COMMITTEE
                D. James Guzy                                  D. James Guzy
                 Glen Possley                                   Glen Possley
             Joseph Van Poppelen                            Joseph Van Poppelen

Mr. Van Poppelen will be resigning from the Stock Option and the Compensation Committees following the Annual Meeting.

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in (i) the cumulative total shareholder return on the Company's Common Stock since December 31, 1992 with (ii) cumulative total shareholder return on (a) the Nasdaq Stock Market -- U.S. Index and (b) the Hambrecht & Quist Technology Index. The comparison assumes an investment of $100 on December 31, 1992 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                                      LOGO

EMPLOYMENT AGREEMENTS

     In June 1992, the Company entered into an employment agreement with Peter Hanley pursuant to which the Company retained Dr. Hanley as its Executive Vice President, Sales and Marketing for an annual salary (subject to adjustment) of $200,000 plus a bonus to be determined by the Board of Directors. In the event the Company terminates Dr. Hanley's employment without cause, the Company is required to pay Dr. Hanley up to 12 months of salary after the six-month notice period and provide continued life, disability and medical benefits during such period. In the event Dr. Hanley voluntarily terminates his employment, unless he commences employment with a competitor, the Company is required to pay his salary and provide continued benefits during the six-month notice period. In the event of termination of Dr. Hanley's employment, certain adjustments will be made to the vesting schedule for Dr. Hanley's options.

     In December 1993, the Company entered into an employment agreement with Richard S. Hill pursuant to which the Company retained Mr. Hill as its Chief Executive Officer for an annual salary of $315,000, plus a bonus to be determined by the Board of Directors. In connection with the agreement, the Company granted Mr. Hill options to purchase 200,000 shares of Common Stock at an exercise price of $23.75 (pre Stock Split). Such options vested at the rate of 25% per over a four-year period and are now fully vested. Commencing in January 1994, the Company agreed to establish a deferred bonus program for Mr. Hill. Interest on such program accrues monthly using the month-end closing weekly average interest rate of five-year treasury notes plus 2%. The deferred bonus amount was earned over a four-year period. Mr. Hill will receive the entire deferred bonus amount on January 31, 2004. In the event of death, the entire balance owed Mr. Hill will be paid to his estate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Glen Possley, a director of the Company, was the President of SubMicron Technology, Inc. ("SubMicron") from June 1994 through December 1997, which was one of the Company's customers. For the years ended December 31, 1997 and 1996, the Company sold $5.4 million and $20.2 million of CVD systems to SubMicron, respectively. Management believes that these transactions were under terms no less favorable to the Company than those arranged with other parties. There were no material transactions with SubMicron prior to 1996. Trade receivables from SubMicron at December 31, 1996 were $10.2 million. In June 1997, the Company determined that due to the financial difficulties facing SubMicron the outstanding accounts receivable balance of $15.6 million at that time was at risk for collection. Accordingly, the Company recorded a write-off of $17.7 million, representing the outstanding accounts receivable balance and other related expenses for the repossession of its equipment.

     In July 1997, the Company made a relocation loan to Mr. Hill, the Company's Chairman of the Board and Chief Executive Officer, in the aggregate of $1.5 million. The loan is evidenced by two promissory notes (the "Notes"). The Notes incur interest at a rate not to exceed six percent per year and are repayable on July 1, 2000. The Notes are secured by a first priority lien on the Deed of Trust and Assignment of Rents and interest in Mr. Hill's property.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock as of March 31, 1998 as to (a) each director and nominee, (b) each named executive officer, (c) all directors and officers as a group, and (d) for each person known by the Company, as of December 31, 1997, to beneficially own more than 5% of the outstanding shares of its Common Stock.

                                                                BENEFICIAL OWNERSHIP(1)
                                                                -----------------------
                                                                  NUMBER       PERCENT
                      BENEFICIAL OWNER                          OF SHARES     OF TOTAL
                      ----------------                          ----------    ---------
FMR Corp....................................................    5,051,000
  82 Devonshire Street
  Boston, MA 02109(2)

J. & W. Seligman & Co., Incorporated........................    3,311,600
  100 Park Avenue, 8th Floor
  New York, NY 10006(3)

The Capital Group Companies, Inc............................    2,589,500
  333 South Hope Street 52nd Floor
  Los Angeles, CA 90071(4)

Davis Selected Advisers, L.P................................    1,725,400
  124 East Marcy Street
  Santa Fe, NM 87501(5)

Richard S. Hill(6)..........................................      214,653

Peter Hanley(7).............................................      169,524

D. James Guzy(8)............................................      104,000

John Chenault(9)............................................       62,580

Jeffrey Benzing(10).........................................       61,976

Joseph Van Poppelen(11).....................................       50,000

Robert H. Smith(12).........................................       46,542

Glen Possley(13)............................................       32,000

Tom Long(14)................................................       12,000

J. David Litster............................................           --

William R. Spivey...........................................           --

All officers and directors as a group (14 persons)(15)......      851,036

---------------

*  Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.
    Applicable percentages are based on [          ] shares outstanding on March
    31, 1998 adjusted as required by the rules. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) As reported in a Schedule 13G filed by FMR Corp. as of December 31, 1997, includes 177,700 shares as to which FMR Corp. has sole voting power and 5,051,100 shares as to which FMR Corp. has sole investment power.

(3) As reported in a Schedule 13G filed by J. & W. Seligman & Co., Incorporated, as of December 31, 1997, includes 3,311,600 shares as to which J. & W. Seligman & Co., Incorporated has sole voting and investment power.

(4) As reported in a Schedule 13G filed by The Capital Group Companies, Inc., as of December 31, 1997, includes 2,589,500 shares as to which The Capital Group Companies, Inc. has sole voting and investment power.

(5) As reported in a Schedule 13G filed by Davis Selected Advisers, L.P., as of January 29, 1997, includes 1,725,400 shares as to which the Davis Selected Advisors, L.P. has sole voting and investment power.

(6) Includes options to purchase an aggregate of 181,320 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(7) Includes options to purchase an aggregate of 101,500 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(8) Includes options to purchase an aggregate of 40,000 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(9) Includes options to purchase an aggregate of 59,250 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(10) Includes options to purchase an aggregate of 27,500 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(11) Includes options to purchase an aggregate of 40,000 shares which will be fully vested and exercisable within 60 days of March 31, 1998. Mr. Van Poppelen is retiring from the Company's Board of Directors at the 1998 Annual Meeting.

(12) Includes options to purchase an aggregate of 45,000 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(13) Includes options to purchase an aggregate of 32,000 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(14) Includes options to purchase an aggregate of 12,000 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

(15) Includes options to purchase an aggregate of 629,170 shares which will be fully vested and exercisable within 60 days of March 31, 1998.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such officers, directors and ten-percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                            THE BOARD OF DIRECTORS

Dated: April 16, 1998

                                   EXHIBIT A

                             NOVELLUS SYSTEMS, INC.
                        1998 SENIOR EXECUTIVE BONUS PLAN

                                   SECTION 1
                           ESTABLISHMENT AND PURPOSE

     1.1 Purpose. Novellus Systems, Inc. hereby establishes the Novellus Systems, Inc. 1998 Senior Executive Bonus Plan (the "Plan"). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code
Section 162(m).

     1.2 Effective Date. The Plan is effective as of December 18, 1997, subject to the approval of a majority of the shares of the Company's common stock which are present in person or by proxy and entitled to vote at the 1998 Annual Meeting of Shareholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

                                   SECTION 2
                                  DEFINITIONS

     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

     2.1 "Actual Award" means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee's authority under
Section 3.5 to reduce the award otherwise determined by the Payout Formula.

     2.2 "Annual Revenue" means the Company's or business unit's net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants. In addition, Annual Revenue will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board that occurs during the Plan Year.

     2.3 "Base Salary" means as to any Plan Year, 100% of the Participant's annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

     2.4 "Board" means the Company's Board of Directors.

     2.5 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

     2.6 "Committee" means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Code Section 162(m).

     2.7 "Company" means Novellus Systems, Inc., a California corporation.

     2.8 "Controllable Profits" means as to any Plan Year, a business unit's Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

     2.9 "Customer Satisfaction MBOs" means as to any Participant for any Plan Year, the objective and measurable individual goals set by a "management by objectives" process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

     2.10 "Determination Date" means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan's qualification as performance-based compensation under Code
Section 162(m).

     2.11 "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

     2.12 "Earnings Per Share" means as to any Plan Year, the Net Income or Pro Forma Net Income, divided by a weighted average number of shares of Company common stock outstanding and dilutive common stock equivalent shares deemed outstanding.

     2.13 "Individual MBOs" means as to a Participant for any Plan Year, the objective and measurable goals set by a "management by objectives" process and approved by the Committee (in its discretion).

     2.14 "Maximum Award" means as to any Participant for any Plan Year, $3 million. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

     2.15 "Net Income" means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants. In addition, Net Income will be calculated without regard to the following events during the Plan Year: (i) any change in accounting standards that may be required by the Financial Accounting Standards Board, (ii) all one-time charges and write-offs, and (iii) all expenses and income attributable to any acquisition of or merger with a business (other than those anticipated acquisitions or mergers that the Committee determines prior to the Plan Year should be included in the calculation of Net Income).

     2.16 "New Orders" means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company's Order Recognition Policy.

     2.17 "Participant" means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

     2.18 "Payout Formula" means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

     2.19 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Controllable Profits, (c) Customer Satisfaction MBOs, (d) Earnings Per Share,
(e) Individual MBOs, (f) Net Income, (g) New Orders, (h) Pro Forma Net Income,
(i) Return on Designated Assets, and (j) Return on Sales. The performance Goals may differ from Participant to Participant.

     2.20 "Plan Year" means the 1998 fiscal year of the Company and each succeeding fiscal year of the Company.

     2.21 "Pro Forma Net Income" means as to any business unit for any Plan Year, the Controllable Profits of such business unit, minus allocations of corporate taxes, interest, and other expenses.

     2.22 "Return on Designated Assets" means as to any Plan Year, the Pro Forma Net Income, divided by the average of beginning and ending business unit designated assets, or Net Income, divided by the average of beginning and ending designated corporate assets.

     2.23 "Return on Sales" means as to any Plan Year, the percentage equal to Net Income or Pro Forma Net Income, divided by the Company's or the business unit's Annual Revenue.

     2.24 "Target Award" means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

                                   SECTION 3
             SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

     3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

     3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

     3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

     3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant's Actual Award under the Plan may exceed his or her Maximum Award.

     3.5 Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

                                   SECTION 4
                               PAYMENT OF AWARDS

     4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

     4.2 Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

     4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company's 1992 Stock Option Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, "fair market value" shall be defined as provided in the Company's 1992 Stock Option Plan or successor equity compensation plan. Any restricted stock bonus so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death or Disability.

     4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

     4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

                                   SECTION 5
                                 ADMINISTRATION

     5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

     5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

     5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

                                   SECTION 6
                               GENERAL PROVISION

     6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

     6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual's employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

     6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

     6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of California, with the exception of California's conflict of laws provisions.

     6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.

                                   SECTION 7
                           AMENDMENT AND TERMINATION

     7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             NOVELLUS SYSTEMS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 1998

     The undersigned hereby appoints Richard S. Hill and Robert H. Smith and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time on May 15, 1998, at the Company's principal executive offices, 3970 North First Street San Jose, California, 95134, or any adjournment or postponement thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, 4, 5 and 6.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ ]  ___________________     ____________________    PLEASE MARK YOUR CHOICE LIKE    PLAN TO ATTEND THE MEETING
     ACCOUNT NUMBER          COMMON                  THIS [ ] IN BLUE OR BLACK INK                [ ]

1.   Election of Directors:

       [ ] FOR ALL NOMINEES         [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

     If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
     Richard S. Hill, D. James Guzy, Glen Possley, Robert H. Smith, Tom Long,
     J. David Litster, William R. Spivey.

2. Approval of an amendment to the Company's Bylaws to change the range of the authorized number of directors from a minimum of four and a maximum of seven to a minimum of six and a maximum of eleven.

       [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

3. Proposal to ratify and approve an amendment to the Company's 1992 Stock Option Plan (the "Option Plan") to increase the number of shares reserved for issuance thereunder from 6,680,000 shares to 7,780,000 shares.

       [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

4. Proposal to ratify and approve an amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 700,000 shares to 950,000 shares.

       [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

5.   Proposal to ratify and approve the Company's 1998 Senior Executive Bonus
     Plan.

       [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

6. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1998.

       [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

                                    (Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                    Date: _________, 1998


                                    ____________________________________________
                                    Printed Name of Shareholder

                                    ____________________________________________
                                    Signature

                                    ____________________________________________
                                    Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE